Exhibit 3.3

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “SALSPERA, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF FEBRUARY, A.D. 2026, AT 10:09 O`CLOCK A.M.

6374131 8100	Authentication: 203120440
SR# 20260627736	Date: 02-17-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:09 AM 02/17/2026
FILED 10:09 AM 02/17/2026	AMENDED AND RESTATED
SR 20260627736 - File Number 6374131	CERTIFICATE OF INCORPORATION

OF

SALSPERA, INC.

February 13, 2026

Salspera, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is “Salspera, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 8, 2021 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), amends, restates and integrates the provisions of the Original Certificate, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “General Corporation Law”).

3. This Amended and Restated Certificate was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

4. This Amended and Restated Certificate shall become effective at such time and date, as determined by the Board of Directors (as defined below) in its sole discretion (the “Effective Time”).

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is Salspera, Inc.

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE III

REGISTERED OFFICE & AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, City of Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE IV
AUTHORIZED SHARES

Section 4.01 Authorized Classes of Stock. The total number of shares of capital stock of all classes of capital stock that the Corporation is authorized to issue is 100,000,000 shares, of which:

(a) 90,000,000 shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”); and

(b) 10,000,000 shares shall be shares of undesignated preferred stock having a par value of $0.0001 per share (“Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

At the Effective Time, each share of Common Stock issued and outstanding, and each share of Common Stock held as treasury stock, in each case as of immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of thereof, be subdivided and reclassified into 54 fully paid and nonassessable shares of Common Stock, reflecting a 54:1 stock split

ARTICLE V

Section 5.01 Common Stock. Except as otherwise required by law, as provided in this Amended and Restated Certificate, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the rights, preferences, and privileges of the Common Stock shall be as follows:

(a) Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder. The holders of shares of Common Stock shall not have cumulative voting rights.

(b) Dividends. Subject to any other provisions of this Amended and Restated Certificate, as it may be amended from time to time, and the rights of holders of any series of outstanding Preferred Stock, the holders of Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liquidation; Dissolution. In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of holders of any series of outstanding Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution, ratably in proportion to the number of shares held by them.

Section 5.02 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

ARTICLE VI
PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VII
NUMBER OF DIRECTORS

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII
AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX
LIMITATION OF LIABILITY

Section 9.01 To the fullest extent permittted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Section 9.02 The Corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 9.03 Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X
MEETINGS & BOOKS OF CORPORATION

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

[SIGNATURE PAGE FOLLOWS]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 12th day of February 2026.

SALSPERA, INC.

By:	/s/ Eddie Moradian
	Name:	Eddie Moradian
	Title:	Chief Executive Officer